Exhibit 99.1

            ELINE ENTERTAINMENT GROUP REPORTS SECOND QUARTER RESULTS

KNOXVILLE, Tenn., June 28, 2005 - Eline Entertainment Group, Inc. (OTC Bulletin
Board: EEGI) recently reported its financial results for the three and six months ended April 30, 2005.

Eline Entertainment Group reported revenues of $1,110,602 and $2,099,766 for the three months and six months ended April 30, 2005, respectively, as compared to revenues of $1,003,926 and $1,937,972, respectively, for the comparable periods in fiscal 2004. The increase in revenue during the fiscal 2005 periods relative to the same periods in fiscal 2004 reflects the positive impact of the company's Storm Depot International subsidiary, which commenced operations during the final month of the fiscal 2005 second quarter, contributing revenue of approximately $91,600 during that period.

Eline Entertainment Group reported net income of $89,437 and $100,836 for the three months and six months ended April 30, 2005, respectively, as compared to net income of $8,143 during the three months ended April 30, 2004 and a net loss of $577,939 during the six months ended April 30, 2004.

The company's Storm Depot International subsidiary recently reported an expansion of its dealer network into southern Palm Beach County with the appointment of a new licensed dealer located in Boca Raton, Florida. The company also recently reported that it has already received purchase orders totaling $588,000 for June and July 2005 delivery of its licensed, proprietary E-Panel hurricane panels. The expansion of its dealer network is expected to result in a further increase in the rate of growth in its order backlog during the course of the hurricane season, which began on June 1.

Storm Depot International's E-Panel product is a lightweight translucent hurricane panel. The panel is unique in that it affords protection from hurricane force winds, is lightweight and easy to attach, and yet lets light in, unlike metal or plywood commonly used by the consumer. The hurricane season is considered to begin on June 1st and end on November 30th. Hurricane forecasters are predicting an above average hurricane season, with Florida having a better than 50% chance of being impacted by a hurricane. Hurricane weather expert William M. Gray, from the University of Colorado, has predicted another active hurricane season with 13 named storms, 7 hurricanes and 3 major hurricanes.

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States. Eline Entertainment Group has recently announced that its Board of Directors has approved changing the corporate name to Grande International Holdings, Inc.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risk and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.